December 27, 2017
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Legg Mason Developed ex-US Diversified Core ETF, Legg Mason Emerging Markets Diversified Core ETF, Legg Mason US Diversified Core ETF, Legg Mason Low Volatility High Dividend ETF, Legg Mason International Low Volatility High Dividend ETF, Legg Mason Emerging Markets Low Volatility High Dividend ETF, and Legg Mason Global Infrastructure ETF, each a series of Legg Mason ETF Investment Trust (File No. 811-23096) (the "Funds") and, under the date of December 21, 2016, we reported on the financial statements of Legg Mason Developed ex-US Diversified Core ETF, Legg Mason Emerging Markets Diversified Core ETF, Legg Mason US Diversified Core ETF, Legg Mason Low Volatility High Dividend ETF, and Legg Mason International Low Volatility High Dividend ETF as of and for the fiscal period ended October 31, 2016. On August 14, 2017 we resigned at the request of the Funds. We have read the Funds' statements included under Item 77K of their Form N-SAR dated December 27, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Funds' statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Funds' statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Funds' financial statements.
Very truly yours,
/s/ KPMG LLP


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